UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PERICOM SEMICONDUCTOR CORPORATION

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO PROXY STATEMENT

The purpose of this supplement to the proxy statement is to advise you that the parties to that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated September 2, 2015, by and among Pericom Semiconductor Corporation, a California corporation (the “Company” or “Pericom”), Diodes Incorporated, a Delaware corporation (“Parent” or “Diodes”) and PSI Merger Sub, Inc. (“Merger Sub”), have executed an amendment dated as of November 6, 2015 (“Amendment No. 1”) to the Merger Agreement that provides that (i) the per share merger consideration to be paid to the Company’s shareholders will be increased from $17.00 to $17.75 and (ii) the termination fee will be increased to $15,700,000.

The following information supersedes and supplements any information in the proxy statement filed by Pericom with the Securities and Exchange Commission (the “SEC”) on October 30, 2015 (which is referred to herein as the “proxy statement”) relevant to the applicable topic. Any page references listed below are references to pages in the proxy statement, not this supplement to the proxy statement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the proxy statement.

Amendment No. 1, attached as Annex S-A hereto, and the opinion of Cowen and Company, LLC (“Cowen”) dated as of November 6, 2015, attached as Annex S-B hereto, are each incorporated as annexes to the proxy statement.

Merger Consideration

As a result of the execution of Amendment No. 1, each outstanding share of Pericom common stock, excluding shares owned by shareholders who properly perfect their dissenters’ rights under California law, and shares owned by Pericom, Diodes, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries, will be cancelled and converted into the right to receive $17.75 in cash, without interest (the “Merger Consideration”), an increase from the $17.00 set forth in the Merger Agreement and as described in the proxy statement. All references to the Merger Consideration payable for shares of Company Common Stock in the proxy statement as being equal to $17.00 should now be interpreted to be references to $17.75.

Treatment of Pericom Equity Awards

In connection with the increase of the Merger Consideration as described in the foregoing paragraph, the treatment of Company Options and Company RSUs, as described beginning on pages 1, 9, 56, 60 and 68 of the proxy statement are correspondingly amended so that all references therein to “$17.00” shall now be treated as references to “$17.75”.

Termination Fee

Amendment No. 1 revises the termination fee payable by the Company in the event that the Merger Agreement is terminated by either the Company or Diodes under specified circumstances, as described beginning on pages 14, 15, 18, 82 of the proxy statement. All references to the Termination Fee in the proxy statement are correspondingly amended so that all references to “$15 million” shall now be treated as “$15.7 million”.

Voting; Proxies

We urge you to discard any gold proxy cards and disregard any related solicitation materials, which were sent to you by Montage Technology Group Limited, who is soliciting proxies in opposition to the merger. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed on your WHITE proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please call Mackenzie Partners, Inc., Pericom’s proxy solicitor at (212) 929-5500 or toll free at (800) 322-2885.

You have the right to revoke a proxy, whether delivered by telephone or by mail, including any gold proxy card previously submitted, at any time before it is exercised, by voting again at a later date through any of the methods available to you, including by telephone, by submitting another valid proxy card, including a WHITE proxy card, with a later date by mail, by attending the special meeting and voting in person, or by giving written notice of revocation to Pericom prior to the time the special meeting begins.

Written notices of revocation and other communications with respect to the revocation of Pericom proxies should be addressed to:

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, CA 95035

Attention: Chi-Hung (John) Hui, Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. If your shares are held in “street name” and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Background of the Merger

The section titled “Background of the Merger” beginning on page 28 of the proxy statement describes the background of the transaction up to and including October 26, 2015. The discussion below supplements that description up to and including the date of this supplement.

Beginning on November 4, 2015 and continuing through the date of this supplement to the proxy statement, members of the Company Board and senior management of the Company and the Company’s proxy solicitors, MacKenzie Partners, Inc., had numerous discussions with certain shareholders of the Company and the proxy advisory firm Institutional Shareholder Services Inc. regarding the Merger.

On November 4, 2015, the Company received an unsolicited amended and restated Montage Offer (the “Restated Montage Offer”) which included a revised draft of a definitive merger agreement executed by Montage, a draft of a voting agreement executed by Montage, and a draft of an escrow agreement for the reverse termination fee executed by Montage, an increase to the reverse termination fee from $21.5 million to $43.0 million to be escrowed in the United States and payable, among other cases, in the event that certain government entities issue an order blocking the deal, removing the closing conditions on obtaining certain governmental approvals, and removing the ability to delay the closing for an additional 180 days if such governmental approvals are not obtained prior to March 30, 2016. The Restated Montage Offer is set to expire on (i) November 20, 2015 if, prior to such date, the Company does not give notice of the termination of the Merger Agreement with Diodes or (ii) on November 23, 2015 if, prior to such date, the Company does not countersign the draft merger agreement contained in the Restated Montage Offer and those shareholders who are signatories to the Voting Agreement with Diodes do not countersign the draft voting agreements contained in the Restated Montage Offer. Shortly thereafter, Montage publicly announced its delivery of the Restated Montage Offer to the Company. Pursuant to the Merger Agreement, a copy of the Restated Montage Offer, including the merger agreement, voting agreement, escrow agreement, and loan commitment letter, was provided to Diodes on November 4, 2015.

Later on November 4, 2015, the Company Board met to discuss the Restated Montage Offer with representatives of Cowen and Latham present. Representatives of Latham then reviewed the key terms of the Restated Montage Offer, noting that the changes to the Restated Montage Offer included: an increase to the reverse termination fee from $21.5 million to $43.0 million to be escrowed in the United States and payable, among other cases, in the event that certain government entities issue an order blocking the deal, removing the closing conditions on obtaining certain governmental approvals, and removing the ability to delay the closing for an additional 180 days if such governmental approvals are not obtained prior to March 30, 2016. After consideration of the Restated Montage Offer, the Company Board determined that given the absence of any further assurances of certainty regarding financing from Montage, as well as continued regulatory risk the Restated Montage Offer, as compared to the terms of the Merger Agreement with Diodes, was insufficient to outweigh the significant timing and deal certainty risks for Pericom’s shareholders that are associated with pursuing a transaction with Montage, and as a result, the Restated Montage Offer could not reasonably be expected to result in a superior proposal.

On November 5, 2015, the Company Board distributed a letter to the Company’s shareholders advising them of some of the advantages of pursuing the Merger with Diodes and reaffirming its belief that the Merger with Diodes, the Merger Agreement with Diodes and the transactions contemplated thereby are in the best interests of the Company’s shareholders. Additionally, the Company issued a press release announcing the distribution of such letter.

Later on November 5, 2015, Diodes delivered a proposed amendment to the Merger Agreement to increase the purchase price from $17.00 per share to $17.75 per share and to increase the termination fee to $15.7 million.

In the morning of November 6, 2015, the Company publicly announced its receipt of the proposed amendment to the Merger Agreement from Diodes and distributed a slide presentation made to certain shareholders advising them of inaccuracies and misstatements contained in Montage’s publicly filed documents.

In the afternoon of November 6, 2015, the Company Board held a telephonic meeting with representatives of Cowen and Latham present to consider Amendment No. 1. Representatives of Cowen and Latham discussed with the Company Board the terms of Amendment No. 1. Representatives of Cowen also reviewed with the Company Board an updated financial analysis, responded to questions from the Company Board regarding its financial analysis, and delivered its opinion to the Company Board, to the effect that, subject to the various assumptions and limitations set forth therein (including the fact that Cowen was not asked by the Company Board to consider, and did not consider the relative merits of the Restated Montage Offer), as of that date, the Merger Consideration to be received by the shareholders of the Company in the Merger was fair, from a financial point of view, to such shareholders. After consideration of the proposed terms of Amendment No. 1, the presentations of Latham and Cowen, and the receipt of Cowen’s opinion, and taking into account the other factors described below under the section entitled “The Merger—Recommendation of the Company Board; Our Reasons for the Merger” beginning on page 41 of the proxy statement, as modified by this supplement to the proxy statement, the Company Board unanimously (i) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, as modified by Amendment No. 1, was fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable the Merger Agreement, as modified by Amendment No. 1, the Merger and the other transactions contemplated thereby and (iii) upon the terms and subject to the conditions of the Merger Agreement, as modified by Amendment No. 1, unanimously resolved to recommend that the Company’s shareholders approve the Merger Agreement, as modified by Amendment No. 1, and vote “FOR” the Merger Proposal.

Later on November 6, 2015, Amendment No. 1 was entered into by Diodes and the Company.

On November 9, 2015, the Company issued two press releases; the first announcing that it had entered into the Amendment and the second announcing that Institutional Shareholder Services, Inc., a prominent proxy advisory firm, recommends that the Pericom shareholders vote “FOR” the Merger Agreement.

Recommendation of the Company Board; Our Reasons for the Merger

The section titled “Recommendation of the Company Board; Our Reasons for the Merger—Pericom’s Reasons for the Merger” beginning on page 41 of the proxy statement describes the factors that the Company Board considered in reaching its decision to approve the Merger Agreement. The discussion below supplements that description.

In connection with the execution of Amendment No. 1, the Company Board continues to recommend that the Pericom stockholders vote “FOR” the Merger Proposal. In addition to the reasons set forth in the proxy statement, the Company Board considered the following additional reasons to adopt the Merger Agreement which, as modified by Amendment No. 1, increases the per share merger consideration from $17.00 to $17.75:

•	The Company Board considered the financial analyses presented to the Company Board by Cowen with respect to the Merger and the opinion of Cowen dated November 6, 2015 to the effect that and subject to the various assumptions and limitations set forth therein, as of the date of the opinion, the Merger Consideration, to be received by the shareholders of Pericom in the Merger was fair, from a financial point of view, to such shareholders, as more fully described below under the section entitled “The Merger—Opinion of Cowen and Company, LLC” beginning on page 8 of this supplement to the proxy statement.

The foregoing discussion, together with information and factors contained in the proxy statement beginning on page 41 thereof, is not intended to be an exhaustive list of the information and factors considered by the Company Board in its consideration of the Merger, but is merely a summary of the material positive factors and material drawbacks and risks considered by the Company Board in that regard. In view of the number and variety of factors and the amount of information considered, the Company Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Company Board did not undertake to make any specific determination as to whether any one particular factor, or any aspect of any one particular factor, caused the Company Board to reach its ultimate determination, and individual members of the Company Board may have given different weights to different factors. The Company Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Company Board.

Interests of Pericom’s Directors and Executive Officers in the Merger

In light of the increased Merger Consideration resulting from the execution of Amendment No. 1, Pericom believes it appropriate to supplement the information contained in the sections under the heading “Interests of Pericom’s Directors and Executive Officers in the Merger” beginning on page 56 of the proxy statement.

The following information is intended to replace the section titled “Golden Parachute Compensation” beginning on page 59 of the proxy statement:

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of our named executive officers may receive in connection with the Merger, assuming that the Merger was consummated and such executive officer experienced a qualifying termination on November 6, 2015. The amounts below are determined using a per share price of Company Common Stock of $17.75. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name (4)	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Total
Alex Chiming Hui	1,613,450	2,849,546	37,152	4,500,148
Kevin Bauer	529,446	989,157	32,004	1,550,607
Angela Chen	483,671	455,837	14,400	953,908
Chi-Hung (John) Hui	653,696	1,241,789	25,974	1,921,458

(1)	Amount represents the cash severance that each named executive officer is eligible to receive under his or her Change of Control Agreement.

Cash severance would be payable in a lump sum upon a “double-trigger” qualifying termination, as described in the section entitled “Interests of Pericom’s Directors and Officers in the Merger—Change of Control Agreements” beginning on page 57 of the proxy statement, within the 12 months following the closing date of the Merger. In such an event, each named executive officer would be entitled to receive a cash payment equal to 1 the sum of (i) 1 (or 2 for Mr. Alex Hui) times the named executive officer’s annual base salary and (ii) bonus severance based on the executive’s most recently determined and paid annual bonus as described above. Such bonus severance is calculated using the annual bonuses paid to the named executive officers in respect of fiscal 2015.

The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column.

Name	Base Salary Component of Severance ($)	Bonus Component of Severance ($)
Alex Chiming Hui	900,000	713,450
Kevin Bauer	282,000	247,446
Angela Chen	252,000	231,671
Chi-Hung (John) Hui	312,000	341,696

(2)

Pursuant to the terms and conditions of the applicable Change of Control Agreement, each named executive officer would be entitled to certain accelerated vesting of his or her outstanding Company RSUs and Company Options based on his or her length of service to Pericom upon a “double trigger” qualifying termination, as described above under “Interests of Pericom’s Directors and Officers in the Merger —Treatment of Pericom Equity Awards” beginning on page 56 of the proxy statement, during the 12 months following the closing date of the Merger. In addition, pursuant to the terms of the Pericom Stock Plans, in the event of the applicable qualifying termination, as described above, during the 12 months following the closing date of the Merger, all outstanding assumed or substituted Company Options and Company RSUs granted pursuant to the Pericom Stock Plans would vest in full upon such termination.

We have assumed that the named executive officers will experience a qualifying termination at the effective time of the Merger. Pursuant to the Change of Control Agreements, each named executive officer other than Mr. Bauer would receive full accelerated vesting of his or her outstanding Company Options and Company RSUs upon a qualifying termination at the effective time of the Merger, based on his or her length of service with Pericom. Mr. Bauer, who joined Pericom in March 2014, would not receive any accelerated vesting upon such termination pursuant to the terms of his Change of Control Agreement, but would receive full accelerated vesting of his outstanding Company Options and Company RSUs upon a qualifying termination under the terms of the 2004 Plan and 2014 Plan, as applicable.

The value of the unvested and accelerated Company Options is the difference between the value of $17.75 per share and the exercise price of the Company Option, multiplied by the number of unvested shares as of November 6, 2015, and the value of the unvested and accelerated Company RSUs is equal to $17.75 multiplied by the number of unvested Company RSUs as of November 6, 2015 (treating for this purpose any performance-based vesting conditions to which such Company RSUs are subject as having been attained at “maximum” level, pursuant to the terms of the Merger Agreement), in each case, consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2). The amounts in this column for the unvested and accelerated Company Options and Company RSUs do not reflect any taxes payable by the named executive officers.

Name	Value of Unvested Company Options ($)	Value of Unvested Company RSUs ($)
Alex Chiming Hui	432,792	2,317,950
Kevin Bauer (a)	444,167	516,860
Angela Chen	51,867	388,025
Chi-Hung (John) Hui	192,980	1,008,194

(a) As described above, a qualifying termination under the 2004 Plan is a termination without “cause” during the 12 months following the closing date of the Merger, and is therefore a “double trigger” qualifying termination. However, a qualifying termination under the 2014 Plan is a termination for any reason during the 12 months following the closing date of the Merger. The value of the unvested Company Options and the value of unvested Company RSUs accelerated pursuant to the terms of the 2004 Plan for Mr. Bauer are $449,495 and $332,813, respectively. The value of the unvested Company Options and the value of unvested Company RSUs accelerated pursuant to the terms of the 2014 Plan for Mr. Bauer are $0 and $206,850. respectively.

(3)	Under each individual Change of Control Agreement, upon a “double trigger” qualifying termination during the 12 months following the closing date of the Merger, each named executive officer is entitled to continuation of medical and dental benefits or reimbursement of COBRA payments made by the executive to maintain his or her medical and dental benefits for the 18 months following the date of termination.
(4)	Each of James Boyd and Aaron Tachibana is a named executive officer for whom disclosure was required in the summary compensation table of Pericom’s most recent proxy statement. However, Messrs. Boyd and Tachibana resigned from employment with Pericom in February 2014 and November 2013, respectively, and will not receive any payments or benefits in connection with the Merger.

The following information is intended to replace the section titled “COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS” beginning on page 86 of the proxy statement:

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of November 6, 2015 by:

•	Each person who is known by us to own beneficially more than 5% of the Company Common Stock;

•	Each of our directors;

•	Each of our named executive officers; and

•	All directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)	Percent(1)
BlackRock, Inc.(2)	2,437,723	11.12%
Dimensional Fund Advisors L.P.(3)	1,854,071	8.45%
Frontier Capital Management Co., LLC(4)	1,726,278	7.87%
Alex Chiming Hui(5)	1,281,839	5.75%
Chi-Hung (John) Hui(6)	945,281	4.27%
Kevin Bauer(7)	70,830	*
Angela Chen(8)	136,652	*
John C. East(9)	23,320	*
Hau L. Lee(10)	76,450	*
Michael J. Sophie(11)	41,650	*
Siu-Weng Simon Wong(12)	52,150	*
Directors and Executive Officers as a Group (8 persons)(13)	2,628,172	11.54%

*	Less than 1% of outstanding Common Stock
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days after November 6, 2015, are deemed outstanding. Percentage of beneficial ownership is based upon 21,928,857 shares of Common Stock outstanding as of November 6, 2015. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: 1545 Barber Lane, Milpitas, California 95035.
(2)	Based solely on a Schedule 13G/A, filed January 9, 2015, BlackRock, Inc. has sole voting with respect to 2,370,761 shares and sole dispositive power with respect to 2,437,723 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries listed in the Schedule 13G/A. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(3)	Based solely on a Schedule 13G/A filed February 5, 2015, Dimensional Fund Advisors LP has sole voting power with respect to 1,796,015 shares and has sole dispositive power with respect to 1,854,071 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4)	Based solely on a Schedule 13G filed February 13, 2015, Frontier Capital Management Co., LLC, has sole voting power with respect to 789,421 shares and sole dispositive power with respect to 1,726,278 shares. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.
(5)	Includes 324,340 shares issuable upon exercise of stock options exercisable and 32,850 RSUs vesting within 60 days after October 9, 2015. He shares voting and investment power with his spouse as co-trustees of a revocable family trust holding 867,359 of the shares listed above.
(6)	Includes 210,705 shares issuable upon exercise of stock options exercisable and 15,075 RSUs vesting within 60 days after October 29, 2015.
(7)	Includes 32,813 shares issuable upon exercise of stock options exercisable within 60 days after October 29, 2015.
(8)	Includes 96,171 shares issuable upon exercise of stock options exercisable and 4,100 RSUs vesting within 60 days after October 29, 2015.
(9)	Includes 11,170 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 29, 2015.
(10)	Includes 46,500 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 29, 2015.
(11)	Includes 20,000 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 29, 2015.
(12)	Includes 27,000 shares issuable upon exercise of stock options exercisable and 4,500 RSUs vesting within 60 days after October 29, 2015.
(13)	Includes 765,734 shares issuable upon exercise of stock options exercisable and 70,025 RSUs vesting within 60 days after October 29, 2015.

Opinion of Cowen and Company, LLC

The proxy statement, including in those sections titled “Opinion of Cowen and Company, LLC” beginning on pages 12 and 45 thereof describes the opinion that Cowen delivered to the Company Board on September 2, 2015 in connection with the Merger Agreement. The discussion below supplements the proxy statement to describe the opinion that Cowen delivered to the Company Board on November 6, 2015 in connection with the increase to the Merger Consideration as provided for in Amendment No. 1. All references to the “Merger” or the “Merger Agreement” in the following section shall be interpreted to mean such items, as amended and modified by Amendment No. 1.

Pursuant to an engagement letter dated as of June 17, 2015, Pericom retained Cowen to act as its financial advisor in connection with the Merger and to render an opinion to the Company Board as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Stock in the Merger.

On November 6, 2015, Cowen delivered its opinion to the Company Board, to the effect that and subject to the various assumptions and limitations set forth therein, as of that date, the Merger Consideration to be received by the shareholders of Pericom in the Merger was fair, from a financial point of view, to such shareholders. The full text of the written opinion of Cowen, dated November 6, 2015, is attached as S-B hereto and is incorporated by reference. Holders of Company Common Stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Company Board and are directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by the shareholders of Pericom in the Merger. Cowen’s opinion is not a recommendation to any shareholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	the Merger Agreement dated September 2, 2015 and a draft of Amendment No. 1 dated November 5, 2015;

•	certain publicly available financial and other information for Pericom and certain other relevant financial and operating data furnished to Cowen by management of Pericom;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Pericom, prepared by management of Pericom, including the Updated Forecast (as defined in the section entitled “—Certain Financial Forecasts” beginning on page 53 of the proxy statement);

•	discussions Cowen had with certain members of management of Pericom concerning the historical and current business operations, financial condition and prospects of Pericom and such other matters Cowen deemed relevant;

•	certain operating results of Pericom as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•	the reported price and trading histories of the shares of Company Common Stock as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with the consent of the Company Board, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Pericom or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verification, the assessment of management of Pericom as to the existing products and services of Pericom and the viability of, and risks associated with, the future products and services of Pericom. In addition, Cowen did not conduct, or assume any obligation to conduct, any physical inspection of the properties or facilities of Pericom or Diodes. Cowen further relied upon Pericom’s representation that all information provided to it by Pericom was accurate and complete in all material respects. Cowen, with the consent of the Company Board, assumed that the Updated Forecast was reasonably prepared by the management of Pericom on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of Pericom, and that such forecast provided a reasonable basis for its opinion. Cowen expressed no opinion as to the Updated Forecast or the assumptions on which it was made.

Cowen assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Pericom since the date of the last financial statements made available to Cowen. Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Pericom, nor was Cowen furnished with such materials. In addition, Cowen did not evaluate the solvency or fair value of Pericom, Diodes or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Cowen’s opinion does not address any legal, tax or accounting matters related to the Merger Agreement or the Merger, as to which it assumed that Pericom and the Company Board have received such advice from legal, tax and accounting advisors as each has determined appropriate. Cowen’s opinion addressed only the fairness of the Merger Consideration, from a financial point of view, to the shareholders of Pericom. Cowen expressed no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect Cowen’s opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and expressly disclaims any responsibility to do so.

Cowen did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Cowen assumed that the final form of Amendment No. 1 would be substantially similar to the last draft reviewed by Cowen. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. Cowen assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, and all other applicable state or federal statutes, rules and regulations.

It is understood that Cowen’s opinion was intended for the benefit and use of the Company Board in its consideration of the financial terms of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Cowen’s prior written consent. Cowen’s opinion may be reproduced in full in any proxy or information statement mailed to shareholders of Pericom but may not otherwise be disclosed publicly in any manner without Cowen’s prior written approval. Cowen’s opinion is not a recommendation to any shareholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. Cowen was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to

Pericom. In addition, Cowen has not been requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of Pericom’s officers, directors or employees, or class of such persons, relative to the Merger Consideration to be received by the shareholders of Pericom or whether Diodes has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration at the closing of the Merger.

The Company Board has advised Cowen that it believes there are significant contingencies and uncertainties associated with the proposal of the Restated Montage Offer, due to the significant financing, regulatory and other risks that make Montage’s ability to close a transaction uncertain at this time. In view of the foregoing, Cowen was not asked by the Company Board to consider, and did not consider, the relative merits of the Restated Montage Offer in arriving at its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the Company Board and the management of Pericom the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Pericom.

In performing the financial analyses summarized below, Cowen utilized and relied upon the Updated Forecast, including Pericom’s forecasted revenues, Adjusted EBITDA (Non-GAAP), diluted EPS (Non-GAAP) and unlevered after-tax cash flow, described in additional detail below in the section entitled “—Certain Financial Forecasts” beginning on page 53 of the proxy statement.

Transaction Overview. For informational purposes only, Cowen reviewed the closing prices of Company Common Stock on various days and over various periods. The table below illustrates the stock prices for those days and periods and the premium implied by the merger consideration of $17.75 per share of Company Common Stock to the historical stock prices.

	Historical Stock Price	Premium Implied by Merger Consideration
September 2, 2015*	$12.18	45.7%
1 month prior to September 2, 2015 (Spot)	$11.82	50.2%
3 months prior to September 2, 2015 (Spot)	$12.75	39.2%
6 months prior to September 2, 2015 (Spot)	$16.39	8.3%
12 months prior to September 2, 2015 (Spot)	$10.39	70.8%
3 years prior to September 2, 2015 (Spot)	$8.11	118.9%
5 years prior to September 2, 2015 (Spot)	$8.52	108.3%
High during 5 years ending on September 2, 2015 (March 2, 2015) (Spot)	$16.39	8.3%
Low during 5 years ending on September 2, 2015 (April 17, 2013) (Spot)	$6.12	190.0%
1 month ending on September 2, 2015 (Average)	$12.24	45.1%
3 months ending on September 2, 2015 (Average)	$12.67	40.1%
6 months ending on September 2, 2015 (Average)	$13.47	31.8%
12 months ending on September 2, 2015 (Average)	$12.83	38.4%
3 years ending on September 2, 2015 (Average)	$9.59	85.1%
5 years ending on September 2, 2015 (Average)	$9.23	92.2%

*	Last full trading day prior to the announcement of the Merger

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and multiples for Pericom to the corresponding data and multiples of certain other companies that are providers of semiconductors and analog and mixed signal integrated circuits (the “Selected Companies”) whose securities are publicly traded and which Cowen believes have one or more business or operating characteristics, market valuations and trading valuations similar to what might be expected of Pericom. These companies were:

•	Cypress Semiconductor Corporation

•	Cirrus Logic, Inc.

•	Dialog Semiconductor PLC

•	Diodes

•	ELMOS Semiconductor AG

•	Fairchild Semiconductor International, Inc.

•	Global Mixed-Mode Technology Inc.

•	Infineon Technologies AG

•	Intersil Corporation

•	Maxim Integrated Products, Inc.

•	Microsemi Corporation

•	NXP Semiconductors N.V.

•	ON Semiconductor Corporation

•	Parade Technologies Ltd

•	Power Integrations, Inc.

•	Realtek Semiconductor Corporation

•	Renesas Electronics Corporation

•	ROHM Co., Ltd.

•	STMicroelectronics N.V.; and

•	Texas Instruments Incorporated

Atmel Corporation and RichTek Techology Corporation, which were included in the Selected Companies in the financial analyses presented to the Company Board by Cowen on September 2, 2015, were not included in the Selected Companies in the financial analyses presented to the Company Board by Cowen on November 6, 2015 because each company entered into a transaction to be acquired subsequent to September 2, 2015.

The data and multiples reviewed by Cowen included the market capitalization of common stock plus total debt less cash and equivalents (“Enterprise Value”) of each of the Selected Companies, as a multiple of revenues and as a multiple of earnings before interest expense, income taxes, depreciation, amortization, stock-based compensation expense and non-recurring items (“EBITDA”), and the multiple of the current price per share of each of the Selected Companies to the earnings per share (“EPS”) estimated for the Selected Companies, in each case, for calendar years 2015 and 2016 (as available from Capital IQ and research analyst reports, as applicable).

The following table presents the multiple of Enterprise Value to revenues and EBITDA, and the multiple of price per share to estimates of EPS, in each case, for calendar years 2015 and 2016. The information in the table is based on the closing stock prices of the Selected Companies on November 5, 2015.

Selected Companies Multiples
	Low	Mean	Median	High
Enterprise Value as a multiple of:
CY2015E Revenue	0.8x	2.3x	1.9x	5.1x
CY2016E Revenue	0.8x	2.2x	1.7x	5.0x
CY2015E EBITDA	4.7x	10.0x	8.7x	19.5x
CY2016E EBITDA	4.5x	9.0x	7.8x	18.6x
Price as a multiple of CY2015E EPS	11.2x	20.0x	17.1x	39.4x
Price as a multiple of CY2016E EPS	10.6x	15.9x	14.8x	22.4x

Based upon the information presented in the tables above, Cowen’s experience in the semiconductor industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share of Company Common Stock based on the selected multiple ranges and using the Updated Forecast, including Pericom’s forecasted revenues, Adjusted EBITDA (Non-GAAP) and diluted EPS (Non-GAAP) for calendar years 2015 and 2016, in each case, compared to the merger consideration of $17.75 per share of Company Common Stock.

	Reference Multiple Range	Implied Value per Share
Enterprise Value as a multiple of:
CY2015E Revenue	1.8x – 2.4x	$15.10 - $18.28
CY2016E Revenue	1.7x – 2.2x	$15.68 - $18.86
CY2015E Adjusted EBITDA (Non-GAAP)	8.0x – 10.0x	$13.67 - $15.73
CY2016E Adjusted EBITDA (Non-GAAP)	7.5x – 9.5x	$15.67 - $18.37
Price as a multiple of CY2015E Diluted EPS (Non-GAAP)	16.5x – 20.5x	$12.56 - $15.61
Price as a multiple of CY2016E Diluted EPS (Non-GAAP)	13.5x – 17.5x	$14.50 - $18.80

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Pericom. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies and Pericom to which they are being compared.

Analysis of Selected Transactions. Cowen reviewed the financial terms, to the extent publicly available, of 31 transactions (the “Selected Transactions”) involving the acquisition of companies that are providers of semiconductors and analog and mixed signal integrated circuits, which were announced and completed since February 2009. These transactions and the dates announced were:

Month and Year Announced	Acquiror	Target
May 2015	Microchip Technology Incorporated	Micrel, Incorporated
February 2015	MaxLinear, Inc.	Entropic Communications, Inc.
January 2015	Lattice Semiconductor Corporation	Silicon Image, Inc.
December 2014	Cypress Semiconductor Corporation	Spansion Inc.
August 2014	Infineon Technologies AG	International Rectifier Corporation
June 2014	Avago Technologies Limited	PLX Technology, Inc.
June 2014	Analog Devices, Inc.	Hittite Microwave Corporation
April 2014	Cirrus Logic, Inc.	Wolfson Microelectronics plc
April 2014	Exar Corporation	Integrated Memory Logic Limited
March 2014	Shanghai Pudong Science and Technology Investment Co., Ltd.	Montage Technology Group Limited
February 2014	Microchip Technology Incorporated	Supertex Inc.
December 2013	Avago Technologies Limited	LSI Corporation
November 2013	M/A-COM Technology Solutions Holdings, Inc.	Mindspeed Technologies, Inc.
October 2013	Microsemi Corporation	Symmetricom, Inc.
August 2013	Maxim Integrated Products, Inc.	Volterra Semiconductor Corporation
December 2012	Diodes	BCD Semiconductor Manufacturing Limited
June 2012	Cypress Semiconductor Corporation	Ramtron International Corporation
May 2012	Microchip Technology Incorporated	Standard Microsystems Corporation
January 2012	Semtech Corporation	Gennum Corporation
July 2011	Microsemi Corporation	Zarlink Semiconductor Inc.
May 2011	Skyworks Solutions, Inc.	Advanced Analogic Technologies Incorporated
April 2011	Texas Instruments Incorporated	National Semiconductor Corporation
February 2011	CSR plc	Zoran Corporation
October 2010	Microsemi Corporation	Actel Corporation
September 2010	Zoran Corporation	Microtune, Inc.
March 2010	Microsemi Corporation	White Electronics Designs Corporation
February 2010	Microchip Technology Incorporated	Silicon Storage Technology, Inc.
December 2009	ON Semiconductor Corporation	California Micro Devices Corporation
December 2009	IXYS Corporation	Zilog, Inc.
April 2009	Integrated Device Technology, Inc.	Tundra Semiconductor Corporation
February 2009	Exar Corporation	Hifn, Inc.

Cowen reviewed the Enterprise Value paid in each of the Selected Transactions as a multiple of revenues and as a multiple of EBITDA, and the multiple of the price per share to EPS, in each case, for the latest twelve months (“LTM”) and the next twelve months (“NTM”).

The following table presents the multiple of Enterprise Value to revenues and EBITDA, and the multiple of price per share to EPS, in each case, for the periods indicated.

Selected Transactions Multiples
	Low	Mean	Median	High
Enterprise Value as a multiple of:
LTM Revenue(1)	0.4x	1.9x	1.8x	4.3x
NTM Revenue(2)	0.6x	1.9x	1.8x	4.1x
LTM EBITDA(3)	6.0x	12.7x	12.3x	19.9x
NTM EBITDA(4)	4.9x	11.2x	11.4x	19.1x
Price as a multiple of LTM EPS(5)	9.8x	24.9x	23.1x	37.6x
Price as a multiple of NTM EPS(6)	10.7x	19.7x	17.7x	33.4x

(1)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples greater than 5.0x were considered not meaningful: Hittite Microwave Corporation and Montage Technology Group Limited.
(2)	The transaction involving Hittite Microwave Corporation as the target company was excluded from the low, mean, median and high calculations because multiples greater than 5.0x were considered not meaningful. In addition, the multiples for the following target companies were not available: White Electronics Designs Corporation and Silicon Storage Technology, Inc.
(3)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples that are negative or greater than 20.0x were considered not meaningful: Micrel, Incorporated, Entropic Communications, Inc., PLX Technology, Inc., Wolfson Microelectronics plc, Mindspeed Technologies, Inc., Advanced Analogic Technologies Incorporated, Zoran Corporation, Silicon Storage Technology, Inc., California Micro Devices Corporation, Zilog, Inc. and Hifn, Inc.
(4)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples that are negative or greater than 20.0x were considered not meaningful: Wolfson Microelectronics plc, Mindspeed Technologies, Inc. and Advanced Analogic Technologies Incorporated. In addition, the multiples for the following target companies were not available: Micrel, Incorporated, Ramtron International Corporation, White Electronics Designs Corporation and Silicon Storage Technology, Inc.
(5)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples that are negative or greater than 40.0x were considered not meaningful: Micrel, Incorporated, Entropic Communications, Inc., Spansion Inc., Wolfson Microelectronics plc, Mindspeed Technologies, Inc., Symmetricom, Inc., Advanced Analogic Technologies Incorporated, Zoran Corporation, Microtune, Inc., White Electronics Designs Corporation, Silicon Storage Technology, Inc., California Micro Devices Corporation, Zilog, Inc. and Hifn, Inc.
(6)	The transactions involving the following target companies were excluded from the low, mean, median and high calculations because multiples that are negative or greater than 40.0x were considered not meaningful: Micrel, Incorporated, Entropic Communications, Inc., Wolfson Microelectronics plc, Mindspeed Technologies, Inc., Advanced Analogic Technologies Incorporated, Zoran Corporation, California Micro Devices Corporation and Tundra Semiconductor Corporation. In addition, the multiples for the following target companies were not available: White Electronics Designs Corporation and Silicon Storage Technology, Inc.

For informational purposes only, Cowen also reviewed the financial terms of the following two transactions announced in September 2015 involving the acquisition of companies that are providers of semiconductors and analog and mixed signal integrated circuits, but did not include these transactions as part of the Selected Transactions because these transactions had not closed as of November 6, 2015, the date of Cowen’s presentation to the Company Board, and the financial multiples implied by these two transactions were not included in any of the low, mean, median or high calculations summarized above.

Month and Year Announced	Acquiror	Target

September 2015	Dialog Semiconductor plc	Atmel Corporation

September 2015	MediaTek Inc.	Richtek Technology Corporation

Based upon the information presented in the table above, Cowen’s experience in the semiconductor industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share of Company Common Stock based on the selected multiple ranges using the Updated Forecast, including Pericom’s LTM and forecasted NTM revenues, Adjusted EBITDA (Non-GAAP) and diluted EPS (Non-GAAP), in each case, compared to the merger consideration of $17.75 per share of Company Common Stock.

	Reference Multiple Range	Implied Value per Share
Enterprise Value as a multiple of:
LTM Revenue	1.6x - 2.1x	$14.01 - $16.67
NTM Revenue	1.6x - 2.1x	$14.88 - $17.81
LTM Adjusted EBITDA (Non-GAAP)	11.5x - 13.5x	$16.83 - $18.79
NTM Adjusted EBITDA (Non-GAAP)	10.0x - 12.0x	$18.27 - $20.81
Price as a multiple of LTM Diluted EPS (Non-GAAP)	22.0x - 26.0x	$16.87 - $19.94
Price as a multiple of NTM Diluted EPS (Non-GAAP)	17.0x - 21.0x	$16.91 - $20.89

Although the Selected Transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger, and none of the companies in those transactions is directly comparable to Pericom. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Pericom to which they are being compared.

Discounted Cash Flow Analysis. Cowen estimated a range of values for Company Common Stock based upon the discounted present value of the projected unlevered after-tax cash flow of Pericom for the last two quarters of the fiscal year ending July 2, 2016 and the fiscal years ending in 2017 through 2020, using the Updated Forecast, and the terminal value of Pericom based on multiples of Pericom’s forecasted Adjusted EBITDA (Non-GAAP) for the fiscal year ended June 27, 2020. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with, management of Pericom. In performing this analysis, Cowen utilized discount rates ranging from 15.0% to 17.0%, which were selected based on the estimated weighted average cost of capital of the Selected Companies. Cowen utilized terminal multiples of Adjusted EBITDA (Non-GAAP) ranging from 8.0x to 10.0x, which range was selected by Cowen in its professional judgment and based on the multiples of EBITDA observed for the Selected Companies.

Utilizing this methodology, the implied value per share of Company Common Stock ranged from $15.87 to $18.64 per share, compared to the merger consideration of $17.75 per share of Company Common Stock.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Company Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Pericom. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Pericom, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Company Board in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

Cowen was selected by Pericom to render an opinion to its Company Board because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates may actively trade or hold the securities of Pericom for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of Cowen’s opinion, Cowen has not received fees for financial advisory or investment banking services from Pericom, Diodes or any other party to the Merger. Cowen and its affiliates may in the future provide commercial and investment banking services to Pericom and Diodes and may receive fees for the rendering of such services. The issuance of Cowen’s opinion was approved by Cowen’s Fairness Opinion Review Committee.

Pursuant to the engagement letter between Cowen and Pericom, if the Merger is consummated, Cowen will be entitled to receive a transaction fee of approximately $5.2 million. Pericom has paid a fee of $500,000 to Cowen for rendering its opinion dated September 2, 2015, which fee shall be credited against any transaction fee paid, and Pericom has agreed to pay an additional fee of $300,000 to Cowen for rendering its opinion dated November 6, 2015, which fee shall not be credited against any transaction fee paid. Additionally, Pericom has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Pericom and Cowen, and the Company Board was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the consummation of the Merger.

Other than as described above, the terms of the Merger Agreement, as described in the proxy statement filed by Pericom with the SEC on October 30, 2015, remain unchanged and in effect. Pericom encourages this supplement to the proxy statement to be read in conjunction with such proxy statement. If you have any questions about the Merger or how to submit your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., using the information below. If you would like additional copies, without charge, of the proxy statement, this supplement to the proxy statement or the enclosed proxy card, you should contact our proxy solicitor at:

Toll-free: (800) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

Statements contained in this supplement to the proxy statement, or in any document incorporated by reference in this supplement to the proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this supplement to the proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this supplement to the proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below (which were mailed to shareholders with the proxy statement) and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this supplement to the proxy statement and before the date of the special meeting:

•	our definitive proxy statement on Schedule 14A, filed with the SEC on October 30, 2015;

•	our Annual Report on Form 10-K for the fiscal year ended June 27, 2015 filed with the SEC on September 1, 2015 as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on October 14, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended September 26, 2015 filed with the SEC on November 2, 2015; and

•	our Current Reports on Forms 8-K filed with the SEC on September 3, 2015, October 16, 2015, October 26, 2015, November 5, 2015 and November 6, 2015.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this supplement to the proxy statement. Any person, including any beneficial owner, to whom this supplement to the proxy statement is delivered may request copies of this supplement to the proxy statement and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request to Pericom Semiconductor Corporation (Attn: Investor Relations, 1545 Barber Lane, Milpitas, California 95035), or Mackenzie Partners, Inc. (at the address or phone number listed below), or through the Investors section of our website, www.pericom.com, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. If you have questions about the special meeting or the Merger with Diodes Incorporated after reading the proxy statement or this supplement to the proxy statement, or if you would like additional copies of the proxy statement, this supplement to the proxy statement or the proxy card, please contact our proxy solicitor at:

Toll-free: (800) 322-2885

Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

THIS SUPPLEMENT TO THE PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS SUPPLEMENT TO THE PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS SUPPLEMENT TO THE PROXY STATEMENT. THIS SUPPLEMENT TO THE PROXY STATEMENT IS DATED NOVEMBER 9, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS SUPPLEMENT TO THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS SUPPLEMENT TO THE PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Execution Copy

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DIODES INCORPORATED,

PSI MERGER SUB, INC.

AND

PERICOM SEMICONDUCTOR CORPORATION

Dated as of November 6, 2015

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2015 (this “Amendment No. 1”), by and among DIODES INCORPORATED, a corporation incorporated in the State of Delaware (“Parent”), PSI Merger Sub, Inc., a corporation incorporated in the State of California (“Merger Sub”), and PERICOM SEMICONDUCTOR CORPORATION, a corporation incorporated in the State of California (the “Company”). Each of the parties to this Amendment No. 1 is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger dated as of September 2, 2015 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.7 of the Merger Agreement, at any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement signed by each of the Parties;

WHEREAS, the Parties wish to amend the Merger Agreement to reflect (a) an increase in the amount of the Merger Consideration and (b) an amendment to the definition of “Termination Fee” set forth in Annex A of the Merger Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and for other good and valuable consideration receipt of which is acknowledged, the Parties hereby agree as follows:

1.	Defined Terms:

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendment to the Merger Agreement

2.1	The first sentence of Section 2.1(a) of the Merger Agreement is hereby deleted entirely and replaced with the following:

“(a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Parties, subject to Section 2.1(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Company Shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive $17.75 in cash, without interest (the “Merger Consideration”).”

2.2	The definition of “Termination Fee” set forth in Annex A – Definitions of the Merger Agreement is hereby deleted entirely and replaced with the following:

“ “Termination Fee” means $15,700,000.”

2

3.	No Other Change

The Parties hereby acknowledge and agree that the other terms and provisions of the Merger Agreement shall not be affected and shall continue in full force and effect.

4.	Counterparts; Facsimile Execution

This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or .pdf execution and delivery of this Amendment No. 1 is legal, valid and binding for all purposes.

[The remainder of this page is intentionally left blank]

3

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized signatories as of the date first indicated above.

DIODES INCORPORATED

By:	/s/ Keh-Shew Lu
Name: Keh-Shew Lu Title: Chief Executive Officer

PSI MERGER SUB, INC.

By:	/s/ Keh-Shew Lu
Name: Keh-Shew Lu Title: Chief Executive Officer

PERICOM SEMICONDUCTOR CORPORATION

By:	/s/ Alex Chiming Hui
Name: Alex Chiming Hui Title: Chief Executive Officer

November 6, 2015

Board of Directors

Pericom Semiconductor Corporation

1545 Barber Lane

Milpitas, CA 95035

Members of the Board:

In your capacity as members of the Board of Directors (the “Board of Directors”) of Pericom Semiconductor Corporation (the “Company”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to the holders of the common stock, without par value, of the Company of the Consideration (as defined below) to be received by the shareholders of the Company pursuant to the terms of that certain Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger, dated September 2, 2015, by and among Diodes Incorporated (“Acquirer”), PSI Merger Sub, Inc. (“Merger Sub”) and the Company (the “Original Merger Agreement,” and as amended by the Amendment, the “Agreement”).

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”), and each share of the common stock of the Company issued and outstanding immediately prior to the effective time of the Transaction, other than those shares of the common stock of the Company which are not being converted into the right to receive the Consideration under the Agreement, will be converted into the right to receive $17.75 per share in cash (the “Consideration”).

Cowen and Company, LLC (“we” or “Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as financial advisor to the Company in connection with the Transaction and have received and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company (the “Engagement Letter”), dated as of June 17, 2015, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, Cowen has not had a material relationship with the Company or any other party to the Transaction. Cowen and its affiliates may in the future provide commercial and investment banking services to the Company or Acquirer and may receive fees for the rendering of such services.

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•     the Original Merger Agreement and a draft of the Amendment dated November 5, 2015;

•     certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by management of the Company;

•     certain internal financial analyses, financial forecasts, reports and other information concerning the Company prepared by the management of the Company (the “Company Forecasts”);

•     discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

•     certain operating results of the Company as compared to the operating results of certain publicly traded companies we deemed relevant;

•     the reported price and trading histories of the shares of the common stock of the Company as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•     certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•     such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of the management of the Company as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Acquirer. We have further relied upon the Company’s representation that all information provided to us by the Company is accurate and complete in all material respects. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such Company Forecasts provide a reasonable basis for our Opinion. We express no opinion as to the Company Forecasts or the assumptions on which they were made.

2

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company, Acquirer or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, tax or accounting matters related to the Agreement or the Transaction, as to which we have assumed that the Company and the Board of Directors of the Company have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Consideration, from a financial point of view to the shareholders of the Company. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Amendment will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable state or federal statutes, rules and regulations.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the financial terms of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval. This letter does not constitute a recommendation to any shareholder or any other person as to how to vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our Opinion does

3

not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the Consideration to be received by the public shareholders of the Company or (ii) whether the Acquirer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Consideration at the closing of the Transaction.

The Board of Directors of the Company has advised us that it believes there are significant contingencies and uncertainties associated with the proposal of Montage Technology Group Limited (“Montage”) to acquire the Company (as set forth in the press release issued by Montage on November 4, 2015 (the “Montage Proposal”)), due to the significant financing, regulatory and other risks that make Montage’s ability to close a transaction uncertain at this time. In view of the foregoing, we have not been asked by the Board of Directors of the Company to consider, and we have not considered, the relative merits of the Montage Proposal in arriving at our opinion.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of the Company in the Transaction is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

/s/ Cowen and Company, LLC

Cowen and Company, LLC

4